                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              FLORSHEIM GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              FLORSHEIM GROUP INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                              FLORSHEIM GROUP INC.

                                 FLORSHEIM LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 1998 annual meeting of the stockholders of Florsheim Group Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, May 20, 1998, at the Swissotel, 323 East Wacker Drive, Chicago, Illinois, for the following purposes:

  I. To elect ten directors;

 II. To ratify the selection of independent auditors; and

III. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The board of directors has fixed March 23, 1998 as the record date for the 1998 annual meeting. Accordingly, only stockholders of record at the close of business on such date will be entitled to notice of the meeting and to vote at the meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Thomas E. Poggensee
                                          Treasurer, Secretary, Controller
                                          and Chief Accounting Officer

April 13, 1998.

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY FORM, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              FLORSHEIM GROUP INC.
                            200 NORTH LASALLE STREET
                          CHICAGO, ILLINOIS 60601-1014
                            ------------------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Florsheim Group Inc. ("Florsheim" or the "Company"), 200 North LaSalle Street, Chicago, Illinois 60601-1014, for use during the 1998 annual meeting of stockholders and at any adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying notice of annual meeting of stockholders.

     The cost of solicitation of proxies will be borne by Florsheim. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by officers, directors or employees of Florsheim or its subsidiaries who will not be specially compensated for such services. In addition, Florsheim has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $5,000 plus out-of-pocket expenses. The notice of meeting, this proxy statement, the form of proxy and Florsheim's 1997 annual report to stockholders, which includes financial statements for the fiscal year ended January 3, 1998, are expected to be mailed to stockholders on or about April 13, 1998. A list of the stockholders of the Company entitled to vote at the Meeting will be available for inspection at the Company's offices during normal business hours by any stockholder for the ten days prior to the Meeting.

                             VOTING AT THE MEETING

     Holders of shares of common stock of Florsheim, without par value ("Common Stock"), of record at the close of business on March 23, 1998 (the "Record Date") are entitled to vote at the Meeting. On the Record Date there were 8,412,901 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to be voted at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting constitutes a quorum. The election of directors requires a plurality of the votes cast. A majority of the votes cast, a quorum being present, generally is required to take action with respect to any other matter that may properly be brought before the Meeting.

     Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy form is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy form will be voted at the Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy form; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions typically will have no impact upon other proposals as may be properly presented at the Meeting since such matters generally require approval by a majority of the votes cast.

     Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy form, at any time before the proxy is voted.

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy form whether or not you plan to attend the Meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy form from the broker or bank assigning voting rights to you for your shares.

                          FLORSHEIM SECURITY OWNERSHIP

     The following table sets forth certain information as of March 23, 1998 regarding the beneficial ownership of shares of Common Stock by (i) each person known by Florsheim to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of Florsheim, (iii) each "Named Officer" identified in the Summary Compensation Table on page 7 below and (iv) all directors and executive officers of Florsheim, as a group. Unless noted otherwise, each person has sole voting and investment power over the shares listed as beneficially owned.

                                                                    SHARES BENEFICIALLY OWNED
                          NAME                            NUMBER OF SHARES       PERCENTAGE OF CLASS(1)
                          ----                            ----------------       ----------------------
5% STOCKHOLDERS:
Apollo Investment Fund, L.P.
  c/o CICB Bank and Trust Company
  (Cayman) Limited
  Edward Street
  Georgetown, Grand Cayman,
  Cayman Islands, British West Indies
            and
Lion Advisors, L.P.
  Two Manhattanville Road
  Purchase, New York 10577..............................     5,615,160(2)                 66.7%
DIRECTORS AND EXECUTIVE OFFICERS:
Adam M. Aron............................................            --                 *
Bernard Attal...........................................            --                 *
Charles J. Campbell.....................................       179,700(3)                  2.1%
Robert H. Falk..........................................     5,615,160(4)                 66.7%
Michael S. Gross........................................     5,615,160(4)                 66.7%
John J. Hannan..........................................     5,615,160(4)                 66.7%
Joshua J. Harris........................................     5,615,160(4)                 66.7%
John H. Kissick.........................................     5,615,160(4)                 66.7%
Ronald J. Mueller.......................................             5                 *
Michael D. Weiner.......................................     5,615,160(4)                 66.7%
Thomas W. Joseph........................................         4,500(5)              *
L. David Sanguinetti....................................         4,500(5)              *
Karen Nyman Latham(6)...................................            --                 *
Gregory J. Van Gasse....................................        17,000(7)              *
Directors and executive officers as a group (14
  persons)..............................................     5,820,865(8)                 69.2%

---------------
 *  Less than one percent

(1) Percentage calculated with reference to an aggregate of 8,412,901 shares of Common Stock outstanding at March 23, 1998.

(2) Includes (i) 2,808,142 shares owned by Apollo Investment Fund, L.P. ("Apollo") and (ii) 2,807,018 shares held by Lion Advisors, L.P. ("Lion Advisors") for the benefit of an investment account under management over which Lion Advisors has sole investment, voting and dispositive power. Lion Advisors is affiliated with Apollo Advisors, L.P. ("Apollo Advisors"), the managing general partner of Apollo.

(3) Includes 79,700 shares for which Mr. Campbell shares voting and investment power, and shares subject to options that are exercisable (or will become exercisable by May 22, 1998) to acquire 100,000 additional shares.

(4) Messrs. Falk, Gross, Hannan, Harris, Kissick and Weiner (collectively "Apollo Directors") are associated with Apollo and Lion Advisors. Each Apollo Director disclaims beneficial ownership of and a personal pecuniary interest in the shares beneficially owned by Apollo and Lion Advisors.

(5) Represents shares subject to options that are exercisable (or will become exercisable by May 22, 1998) to acquire 4,500 shares.

(6) Ms. Latham resigned as Vice President and Chief Financial Officer in October 1997.

(7) Includes 2,500 shares for which Mr. Van Gasse shares voting and investment power, and shares subject to options that are exercisable (or will become exercisable by May 22, 1998) to acquire 14,500 additional shares.

(8) Includes an aggregate of shares subject to options that are exercisable (or will become exercisable by May 22, 1998) to acquire 123,500 shares of Common Stock by all directors and executive officers, as a group.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     Each of the ten nominees named below and on the following page has been nominated for election as a director of the Company to serve until the 1999 annual meeting of stockholders, and until his successor has been duly elected and qualified. Each nominee is currently a director of the Company with a term expiring in 1998. All nominees have consented to be named and to serve if elected. If so authorized, the persons named in the accompanying proxy form intend to vote for the election of each nominee. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy form.

     The ten directors are to be elected by a plurality of the votes cast. If one or more of the nominees should become unavailable to serve at the time of the Meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any of the nominees will be unavailable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED BELOW.

     There follows a brief description of each nominee's principal occupation and business experience, age and directorships held in other corporations.

                                                                    FLORSHEIM
                                                                    DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS      SINCE
----------------------------------------------------------------    ---------
Adam M. Aron, 43..............................................        1997
  Chairman of the Board and Chief Executive Officer of Vail
     Resorts, Inc. and Director of Signature Resorts, Inc.
Bernard Attal, 34.............................................        1996
  President of Heights Advisors
  Director of Culligan Water Technologies, Inc. and Samsonite
     Corporation
Charles J. Campbell, 53.......................................        1995
  Chairman of the Board, President and Chief Executive Officer
     of Florsheim
Robert H. Falk, 59............................................        1996
  Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.(a)
  Director of Converse Inc., Culligan Water Technologies, Inc.,
     Salant Corporation and Samsonite Corporation
Michael S. Gross, 36..........................................        1994
  Officer of Apollo Capital Management, Inc. and Lion Capital
  Management, Inc.(a)
  Director of Alliance Imaging, Inc., Allied Waste Industries,
     Inc., Breuners Home Furnishings, Inc., Converse Inc.,
     Furniture Brands International, Inc., Imagyn Medical
     Technology, Inc. and Proffitt's, Inc.

                                                                    FLORSHEIM
                                                                    DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS      SINCE
----------------------------------------------------------------    ---------
John J. Hannan, 45............................................        1994
  Officer and director of Apollo Capital Management, Inc. and
     Lion Capital Management, Inc.(a)
  Director of Aris Industries, Inc., Converse Inc. and United
     Auto Group, Inc.
Joshua J. Harris, 33..........................................        1994
  Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.(a)
  Director of Alliance Imaging, Inc., Converse Inc., NRT, Inc.
     and SMT Health Services Inc.
John H. Kissick, 56...........................................        1994
  Officer of Lion Capital Management, Inc. and Consultant to
     Apollo Capital Management, Inc.(a)
  Director of Converse Inc., Continental Graphics Holdings, Inc.
     and Paragon Health Network, Inc.
Ronald J. Mueller, 63.........................................        1994
  Retired President and Chief Executive Officer of Florsheim
Michael D. Weiner, 45.........................................        1995
  Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.(a)
  Director of Alliance Imaging, Inc., Continental Graphics
     Holdings, Inc., Converse Inc. and NRT, Inc.

---------------
(a) Apollo Capital Management, Inc. ("Apollo Capital") is the general partner of Apollo Advisors, the managing general partner of Apollo, a securities investment fund. Lion Capital Management, Inc. ("Lion Capital") is the general partner of Lion Advisors, which serves as a financial advisor to and representative for certain institutional investors. Lion Advisors is affiliated with Apollo Advisors.

     Each of the director nominees has held the same position or other executive positions with the same employer during the past five years, except as follows:
Mr. Aron has served as Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc., a mountain resort operator, since July 1996, and prior thereto he served as President and Chief Executive Officer of Norweigian Cruise Line Ltd. from July 1993 until July 1996 and as Senior Vice President of Marketing for United Airlines from 1990 until July 1993; Mr. Attal has been the President of Heights Advisors, a financial advisor and representative for certain European institutional investors with respect to their investments in the United States, since April 1995, and prior thereto he served as Vice President of Credit Lyonnais Securities Inc. from 1992 until April 1995; Mr. Campbell has been Chairman of the Board of Florsheim since September 1995 and President and Chief Executive Officer of Florsheim since October 1995, and prior thereto he served as Chairman, President and Chief Executive Officer of Crystal Brands, Inc., a multi-division apparel company, from August 1993 until February 1995 and as President and Chief Executive Officer of Munsingwear Inc., a manufacturer and marketer of branded men's sportswear from 1989 until August 1993; Mr. Mueller served as President and Chief Executive Officer of Florsheim from November 1994 until October 1995, and prior thereto he served as President of The Florsheim Shoe Company Division of Furniture Brands International, Inc. ("FBI") and as Vice-President of FBI from 1985 until November 1994.

COMPENSATION AND ORGANIZATION OF BOARD OF DIRECTORS

     The Board met four times during the fiscal year ended January 3, 1998. Each director attended at least 75% of the total number of meetings of the Board and committees of the Board on which he served. Except as described below, each director is paid a monthly fee of $1,000 and a fee of $1,500 plus expenses for each meeting of the Board attended. In addition, for attending a meeting of a committee of the Board, each is paid a fee of $800 plus expenses if the director is a member of the committee or $900 plus expenses if the director is the Chairman of the committee. Such fees are not paid to directors who are employees of Florsheim or a subsidiary of Florsheim.

     The Board has a number of standing committees, including an Executive Committee, an Audit Committee and an Executive Compensation and Stock Option Committee. The Board does not currently have a Nominating Committee.

     The Executive Committee, which is composed of Mr. Gross, Chairman, and Messrs. Campbell and Harris, and which met three times during the fiscal year ended January 3, 1998, has the full power of the Board between meetings, with specified limitations relating to major corporate matters.

     The Audit Committee, which currently consists of Mr. Harris, Chairman, and Mr. Gross, and which met four times during the fiscal year ended January 3, 1998, recommends the selection and retention of independent accountants, reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct and counsels regarding auditing and financial accounting and reporting matters.

     The Executive Compensation and Stock Option Committee (the "Compensation Committee"), which currently consists of Mr. Gross, Chairman, and Mr. Harris, and which met one time during the fiscal year ended January 3, 1998; reviews and recommends compensation of officers and directors, administers supplementary retirement, performance incentive and stock option plans and counsels regarding compensation of other key employees, management development and succession, and major personnel matters.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     During the Meeting, in addition to the other matters described above, stockholders will be asked to consider and act upon one proposal, which has been recommended unanimously by the Board and is described below.

     Upon recommendation of its Audit Committee, the Board continued the engagement of KPMG Peat Marwick LLP, certified public accounts, as independent auditors for the fiscal year ending January 2, 1999, and has unanimously recommended that the stockholders ratify that action. A formal statement by representatives of KPMG Peat Marwick LLP, is not planned for the meeting; however, representatives of KPMG Peat Marwick LLP are expected to be present during the Meeting and to respond to appropriate questions. A majority of the votes cast during the Meeting, a quorum being present, is required to ratify the selection of independent auditors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION.

                             EXECUTIVE COMPENSATION

     The following table shows, for the fiscal year depicted, compensation awarded to, earned by or paid to the Chief Executive Officer of the Company, the three individuals other than the Chief Executive Officer who were serving as executive officers at January 3, 1998 and who received salary and bonus of at least $100,000 in 1997 and an additional individual who served as an executive officer during the last completed fiscal year but was not serving as such at January 3, 1998 (collectively the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                             ANNUAL COMPENSATION            ------------
                                                      ----------------------------------     SECURITIES
                                                                            OTHER ANNUAL     UNDERLYING      ALL OTHER
                                            FISCAL    SALARY      BONUS     COMPENSATION      OPTIONS       COMPENSATION
           NAME AND POSITION                 YEAR        $          $            $               #               $
           -----------------                ------    -------    -------    ------------    ------------    ------------
Charles J. Campbell.....................     1997     453,269     96,028           --              --           300(1)
  Chairman, President and                    1996     437,000    186,649      237,815              --           300
  Chief Executive Officer                    1995     134,461     94,683       31,335         250,000            --
Thomas W. Joseph........................     1997     145,000     26,308           --              --           300(1)
  Vice President, President,                 1996     140,000     37,198           --          30,000           300
  International Division                     1995     120,000     23,880           --              --           300
Karen Nyman Latham(2)...................     1997     165,423     23,290           --          30,000            --
  Vice President and Chief                   1996          --         --           --              --            --
  Financial Officer                          1995          --         --           --              --            --
L. David Sanguinetti....................     1997     268,942     49,748        8,795(3)           --           300(1)
  Executive Vice President,                  1996     174,461     30,006      118,392          30,000            --
  Chief Operating Officer and                1995          --         --           --              --            --
  President, Retail Division
Gregory J. Van Gasse....................     1997     165,481     30,000           --              --           300(1)
  Senior Vice President, Sales               1996     160,000     30,672           --          30,000           300
  and Marketing                              1995     148,000     29,452        7,294              --           300

---------------
(1) Amounts shown consist of 401(k) savings plan matching contributions.

(2) Ms. Latham resigned as Vice President and Chief Financial Officer of Florsheim in October 1997.

(3) Represents $6,871 of imputed interest income relating to a loan made by the Company to Mr. Sanguinetti in connection with his relocating to Chicago and $1,924 as a reimbursement for taxes payable in connection with such income.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 3, 1998, Messrs. Gross and Harris each served as members of the Compensation Committee. Messrs. Gross and Harris are associated with Apollo Advisors, Apollo and Lion Advisors. Florsheim has entered into an agreement with Apollo Advisors pursuant to which Apollo Advisors provides corporate advisory, financial and other consulting services to Florsheim (the "Consulting Agreement"). A fee under the Consulting Agreement is payable at an annual rate of $400,000 plus out-of-pocket expenses for a term expiring December 31, 1998. The Consulting Agreement is automatically renewable for successive one year terms unless terminated by the Board. Apollo and Lion Advisors, Florsheim's controlling stockholders, have the contractual right to require Florsheim to file registration statements concerning Apollo's and Lion Advisors' shares and include Apollo's and Lion Advisors' shares in registration statements otherwise filed by Florsheim. Costs and expenses of preparing such registration statements are required to be paid by Florsheim.

STOCK OPTIONS

     The following table discloses options granted to the Named Officers during the fiscal year ended January 3, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                     NUMBER OF        % OF                                  ANNUAL RATES OF
                                     SECURITIES      TOTAL                                    STOCK PRICE
                                     UNDERLYING     OPTIONS      EXERCISE                  APPRECIATION FOR
                                      OPTIONS      GRANTED TO    OR BASE                    OPTION TERM(1)
                                      GRANTED     EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
               NAME                      #        FISCAL YEAR     ($/SH)       DATE        5%($)      10%($)
               ----                  ----------   ------------   --------   ----------   ---------   ---------
Karen Nyman Latham(2)..............    30,000         14%         5.625       1/8/07      106,126     268,944

---------------
(1) The dollar amounts under these columns assume 5% and 10% Common Stock appreciation above the referenced exercise price and are the result of assumed rates set forth in the rules promulgated by the Securities and Exchange Commission. Consequently, such values are not intended to forecast possible future appreciation, if any, of the Common Stock price of the Company. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There can be no assurance that the dollar amounts reflected in these columns will be achieved. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions, as well as the executive officer's continued employment through the vesting period.

(2) Ms. Latham resigned as Vice President and Chief Financial Officer in October 1997. All the options granted to Ms. Latham were repurchased pursuant to the terms of an agreement between her and the Company. See "Certain Agreements" below.

     The following table contains information concerning unexercised stock options held as of January 3, 1998. None of the Named Officers exercised any options during 1997.

                    AGGREGATED FISCAL YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                     JANUARY 3, 1998(#)               JANUARY 3, 1998($)
                                                ----------------------------    -------------------------------
                    NAME                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
                    ----                        -----------    -------------    -----------       -------------
Charles J. Campbell.........................      100,000         150,000         47,916(1)           71,875(1)
Thomas W. Joseph............................        4,500          55,500          6,469(1)(2)       251,081(1)(2)
Karen Nyman Latham..........................           --          30,000             --              24,375(1)
L. David Sanguinetti........................        4,500          25,500          6,469(1)           36,656(1)
Gregory J. Van Gasse........................       14,500          55,500         77,944(1)(2)       251,081(1)(2)

---------------
(1) Value presented is based upon (i) the difference between the $6.4375 per share closing price of the Common Stock on the Nasdaq National Market on January 2, 1998 and the exercise price of unexercised-in-the-money options.

(2) Value presented is based upon (i) the difference between the $6.4375 per share closing price of the Common Stock on the Nasdaq National Market on January 2, 1998 and the exercise price of unexercised-in-the-money options and (ii) the contractual right to receive a cash payment upon the exercise of certain options, which was established in connection with the Company's spin-off (the "Distribution") from FBI in order to preserve a portion of the value associated with FBI options that were exchanged for Florsheim options (the "Florsheim Cash Spread Rights").

RETIREMENT PLANS

     Messrs. Joseph, and Van Gasse were participants in the Furniture Brands International, Inc. Retirement Plan ("FBI Retirement Plan"), a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation (reported, respectively, as "Salary" and "Bonus" in the Summary Compensation Table on page 7 of this proxy statement), and, based on straight life annuity annual benefits at normal retirement, is the greater of (i) the sum of 1.1% of final average compensation (the highest 5 consecutive calendar years of the last ten years) multiplied by years of credited service up to a maximum of 35 years and 0.45% of final average compensation in excess of "covered compensation" as defined by the IRS multiplied by credited service up to a maximum of 35 years, without deduction for Social Security benefits (the "Final Average Pay Formula"), or (ii) a total of career average accruals for each year of plan participation equal to 1.95% of covered remuneration without deduction for Social Security benefits. As of the date of the Distribution, such officers' benefits under the FBI Retirement Plan were frozen and additional defined benefits started to accrue under Florsheim Group Inc. Retirement Plan, a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65, which Florsheim has been obligated to fund for benefits accruing after the date of the Distribution. It is expected that the combined benefits under both pension plans will be substantially similar to benefits that would have accrued under the FBI Retirement Plan if such officers remained employees of FBI until retirement at age 65. Benefits payable pursuant to provisions of the foregoing retirement plans may be limited by applicable laws and regulations. A supplemental retirement plan ("SERP") has been adopted by Florsheim to provide for payments from general funds to executive officers of any retirement income that would otherwise be payable pursuant to its retirement plan in the absence of any such limitations.

     The following table shows the estimated annual aggregate benefits payable at normal retirement under the Final Average Pay Formula taking into account (i) the combined benefits of the FBI and Florsheim plans, (ii) the effects of integration with Social Security benefits and (iii) the effects of the Company's SERP as described above.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                                      --------------------------------------------------------
             REMUNERATION                15          20          25          30          35
             ------------             --------    --------    --------    --------    --------
  $125,000..........................  $ 27,084    $ 36,113    $ 45,141    $ 54,169    $ 63,197
   150,000..........................    32,897      43,863      54,828      65,794      76,760
   175,000..........................    38,709      51,613      64,516      77,419      90,322
   200,000..........................    44,522      59,363      74,203      89,044     103,885
   225,000..........................    50,334      67,113      83,891     100,669     117,447
   250,000..........................    56,147      74,863      93,578     112,294     131,010
   300,000..........................    67,772      90,363     112,953     135,544     158,135
   400,000..........................    91,022     121,363     151,703     182,044     212,385
   450,000..........................   102,647     136,863     171,078     205,294     239,510
   500,000..........................   114,272     152,363     190,453     228,544     266,635
   550,000..........................   125,897     167,863     209,828     251,794     293,760
   600,000..........................   137,522     183,363     229,203     275,044     320,885
   650,000..........................   149,147     198,863     248,578     298,294     348,010

As of January 3, 1998, Messrs. Campbell, Joseph, Sanguinetti, and Van Gasse, respectively, had 1, 26, 1 and 6 years credited service under the combined plans. Ms. Latham had 0 years of credited service under the Florsheim plan.

CERTAIN AGREEMENTS

     Florsheim has an employment agreement with Mr. Campbell, dated September 7, 1995 and amended on December 29, 1995 (the "Campbell Employment Agreement"), providing for an initial employment term commencing on September 11, 1995 and continuing until September 30, 1999 (the "Employment Term"). On each September 30, the Employment Term will be automatically extended for an additional year unless either Florsheim or Mr. Campbell provides notice to the other to the contrary. The Campbell Employment Agreement provides for: (i) the employment of Mr. Campbell as the Chairman of the Board (and in such other officer positions as may be designated by the Board); (ii) the payment to Mr. Campbell of a salary at an annual rate of not less than $437,000 (the "Base Compensation"); (iii) the entitlement of Mr. Campbell to earn an annual bonus of up to 65% of the Base Compensation pursuant to the Florsheim Group Inc. Executive Incentive Program (the "Florsheim Executive Incentive Plan"); (iv) a grant of options to purchase 250,000 shares of Florsheim Common Stock pursuant to the Florsheim Group Inc. Charles J. Campbell Stock Option Plan, as amended and restated (the "Campbell Plan"), which was made on September 7, 1995; (v) the provision of a loan to Mr. Campbell to purchase shares of Florsheim Common Stock, which has been repaid in full as described below; and (vi) in connection with Mr. Campbell's relocation to Chicago, payment of reasonable moving, temporary housing and housing closing costs and expenses and the purchase by Florsheim of a house formerly belonging to Mr. Campbell. Amounts paid by Florsheim to Mr. Campbell in 1997 pursuant to the Campbell Employment Agreement are included in the Summary Compensation Table on page 7 above.

     If Mr. Campbell's employment is terminated by Florsheim other than for Cause (as defined in the Campbell Employment Agreement), death or disability, Mr. Campbell will be entitled to receive as severance, payable monthly for the balance of the Employment Term (but for not less then two years if termination is prior to September 30, 1998), an amount equal to Mr. Campbell's Average Annual Compensation (as defined below). In the event that Mr. Campbell's employment is terminated within two years following a Change of Control (as defined below) the combined Base Compensation, bonus and severance paid following the date of the Change of Control must be at least two times Mr. Campbell's Average Annual Compensation. The term "Average Annual Compensation" is defined in the Campbell Employment Agreement to mean the annualized base salary plus bonus paid during the twenty-four month period (or such shorter period during which the Campbell Employment Agreement is in effect) preceding the date of termination without Cause or the date of the Change of Control, as the case may be. The term "Change of Control" is defined in the Campbell Employment Agreement to mean any of the following events: (a) the acquisition (other than from Florsheim or by Apollo Advisors or Lion Advisors or their affiliates) of 30% or more of either the then outstanding shares of Common Stock of Florsheim or the combined voting power of Florsheim's then outstanding voting securities entitled to vote generally in the election of directors if the beneficial ownership of the acquiror of such shares exceeds the beneficial ownership of Common Stock and the combined voting power of Florsheim's then outstanding voting securities held by any person or entity that acquired such securities from Florsheim and by Apollo Advisors or Lion Advisors (and their affiliates); (b) individuals who are presently members of the Board of Directors (the "Incumbent Board") or individuals who are nominated or elected by a vote of the Incumbent Board shall cease to constitute a majority of the members of the Board; (c) the approval by Florsheim's stockholders and not by a majority of the Incumbent Board of (i) a merger, consolidation or other reorganization, immediately following which the stockholders prior to such reorganization do not, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (ii) a liquidation or dissolution of Florsheim, or (iii) the sale of all or substantially all of the assets of Florsheim.

     Florsheim and Ms. Latham, who resigned as Vice President and Chief Financial Officer in October 1997, are parties to an agreement dated January 23, 1998 pursuant to which Ms. Latham continued as an employee of Florsheim through January 23, 1998. She continued to receive her salary, without adjustment, through that date and received a bonus for 1997 (as set forth in the Summary Compensation Table on page 7). In January 1998, she also received a lump sum payment of $42,500. Under the agreement, options granted to her in January 1997 to purchase 30,000 shares of common stock at $5.625 per share were repurchased in January 1998 by the Company for an aggregate purchase price of $78,750, an amount representing the aggregate spread between the exercise price of her options and the closing price per share of common stock on November 25, 1997. Under the terms of the original grant, options to purchase 4,500 shares would have become exercisable on January 8, 1998. In addition, under the terms of the agreement, for a period of up to

18 months Florsheim will pay Ms. Latham's health insurance premiums for continued coverage for her and her dependents under the group health insurance plan maintained for Florsheim employees.

EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     Among its responsibilities, the Compensation Committee reviews the compensation of the officers of Florsheim and makes recommendations to the Board concerning executive compensation matters.

     In its deliberations, the Compensation Committee is guided by certain fundamental considerations, including the need to attract and retain talented, key executives, the need to provide both short-term and long-term incentives to focus executive performance on the achievement of Company objectives and the development and implementation of compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's senior management with those of its stockholders.

     The Compensation Committee met one time in the fiscal year ended January 3, 1998 and (i) recommended increased base salary levels for Messrs. Joseph, Sanguinetti and Van Gasse and other executive positions, (ii) established bonus parameters based upon performance against pre-determined financial targets and
(iii) recommended the continuation of the Florsheim Executive Incentive Plan for 1997.

     The Company's compensation program for senior management is comprised of base salary, annual performance bonuses, longer term incentive compensation in the form of stock options and benefits available generally to the Company's employees.

     Base salary levels for each of the Company's executive officers (i) are set generally to be competitive with other retail and footwear companies and companies of comparable size, (ii) take into consideration the position's complexity, responsibility and need for special expertise, and (iii) take into account individual experience and performance.

     During each fiscal year, the Compensation Committee considers the desirability of granting to officers and other employees of the Company stock options under the 1994 Plan. The objective of the 1994 Plan is to align senior management and stockholder interests by creating a strong and direct link between the executive's accumulation of wealth and stockholder return and to enable executives to develop and maintain a significant ownership position in Florsheim Common Stock. See "Summary Compensation Table" and "Aggregated Fiscal Year End Option Values."

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a public company's income tax deductions for employee remuneration exceeding $1,000,000 per year paid to the chief executive officer and the other four most highly compensated officers. There is an exception, however, for qualified "performance-based compensation." The Company has been advised that, under Section 162(m) and the final regulations thereunder, grants made under the 1994 Plan prior to the 1996 annual meeting of stockholders and grants under the Campbell Plan represent qualified "performance-based compensation" pursuant to Section 162(m) of the Code.

     In determining the base salary of Mr. Campbell, who became the Chairman of Florsheim in September 1995 and its President and Chief Executive Officer in October 1995, the Compensation Committee considered pay levels of chief executive officers of companies comparable to the Company and Mr. Campbell's experience in the apparel and branded men's sportswear industries and salary requirements in light of such experience. The Compensation Committee authorized the Campbell Employment Agreement in order to establish significant incentives, such as above-market option grants, Common Stock purchase requirements and annual bonus incentives, that are performance based and closely aligned with the creation of stockholder value.

                                          Michael S. Gross, Chairman
                                          Joshua J. Harris

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return (assuming reinvestment of dividends), following assumed investment of $100 in shares of Common Stock on November 21, 1994, the first date Common Stock was traded on the Nasdaq National Market. The indices shown below are included for comparative purposes only and do not necessarily reflect Florsheim's opinion that such indices are an appropriate measure of the relative performance of the Common Stock.

                                                        The
               Measurement Period                    Florsheim          S&P 500           S&P Shoe
             (Fiscal Year Covered)                   Group Inc           Index             Index
11/21/94                                                       100               100               100
12/31/94                                                      60.8              97.8             109.4
12/30/95                                                      40.5             134.2             148.4
12/28/96                                                      63.5             165.4             246.6
1/3/98                                                        68.2             220.6             166.2

                                               11/21/94    12/31/94    12/30/95    12/28/96     1/3/98
                                               --------    --------    --------    --------    --------
Florsheim Group Inc. ................    [ ]     100         60.8        40.5        63.5        68.2
S&P 500 Index........................     +      100         97.8       134.2       165.4       220.6
S&P Shoe Index.......................     T      100        109.4       148.4       246.6       166.2

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In 1997, Mr. Richard J. Anglin, an officer of the Company, filed a Form 3 late. Also in 1997, Mr. L. David Sanguinetti, an officer of the Company, filed a Form 3 and a Form 4 late.

                              CERTAIN TRANSACTIONS

     Pursuant to the terms of an employment agreement between Mr. Mueller and Florsheim, dated September 15, 1995, as amended on December 29, 1995 (the "Mueller Employment Agreement"), which agreement supersedes a previous agreement dated October 1, 1994, upon the election by Mr. Mueller to voluntarily terminate his employment with Florsheim in December 1995, Florsheim became obligated to provide Mr. Mueller certain severance payments described below. The Mueller Employment Agreement expired December 31, 1997. Through and until December 31, 1997 Florsheim had (i) paid Mr. Mueller as and when normally payable his Base Compensation (an amount equal to $280,400, representing the highest annual salary rate paid to Mr. Mueller at any time during the 1994 or 1995 fiscal years, plus an annual payment of $10,000) and Annual Bonus (a cash payment equal to $133,801, representing the highest annual bonus paid or payable to Mr. Mueller pursuant to the Florsheim Executive Incentive Plan with respect to the 1994 or 1995 fiscal years) and (ii) continued paying premiums under the existing split dollar life insurance arrangement. Under such split dollar life insurance arrangement, a substantial percentage of premiums paid by Florsheim may be recoverable by Florsheim or its assignee at the earlier of age 65 or the death of Mr. Mueller and the residual cash value will accrue for the benefit of Mr. Mueller or his beneficiary.

     On June 5, 1996, the Company issued an interest-free bridge loan in the amount of $125,000 to L. David Sanguinetti, Executive Vice President, Chief Operating Officer and President, Retail Division of the Company, in connection with Mr. Sanguinetti's relocating to the Chicago area. Compensation relating to the interest-free benefit associated with the loan, which did not bear interest until January 1, 1998, is reflected in the "Other Annual Compensation" column of the Summary Compensation Table on page 7 above. Beginning on January 1, 1998, the loan bears interest at 8.5% per year. Unpaid principal and interest are due on May 1, 1998. As of March 26, 1998, the outstanding principal amount of the loan was $72,000.

     For information regarding certain transactions effectuated in connection with the retention and employment of Mr. Campbell and the resignation of Ms. Latham, see "EXECUTIVE COMPENSATION -- Certain Agreements."

                                 OTHER MATTERS

     Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the Meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

                       PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholder proposals submitted for inclusion in Florsheim's proxy materials for the 1999 annual meeting should be addressed to the Secretary of Florsheim and must be received at Florsheim's executive offices not later than December 14, 1998. Upon receipt of any such proposal, Florsheim will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

                                          By order of the Board of Directors,

                                          Thomas E. Poggensee
                                          Treasurer, Secretary, Controller
                                          and Chief Accounting Officer

April 13, 1998.

PROXY                         FLORSHEIM GROUP INC.                       PROXY

                              [FLORSHEIM LOGO]

                PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C.J. Campbell, M.S. Gross, and J. J. Harris, and each of them with power of substitution, proxy or proxies to represent the undersigned, and to vote all shares of Common Stock the undersigned would be entitled to vote at the annual meeting of the stockholders of Florsheim Group Inc. to be held at 10 a.m., local time, on Wednesday, May 20, 1998, at the Swissotel, 323 East Wacker Drive, Chicago, Illinois, and at any adjournment thereof, upon the items set forth in the proxy statement for the meeting and identified below.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

I.      Election of Ten directors:
        Nominees:  A. Aron, B. Attal, C.J. Campbell, R.H. Falk, M.S. Gross,
                   J.J. Hannan, J. J. Harris, J.H. Kissick, R.J. Mueller and M.D. Weiner,
II.     Ratification of selection of independent auditors; and
III. In their discretion, upon such other matters as may properly come before the meeting.

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE AND RETURN PROMPTLY.

                              SEE REVERSE SIDE.
------------------------------------------------------------------------------

                            FLORSHEIM GROUP INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

   A Vote FOR Items 1, 2, and 3 is recommended by the Board of Directors.
           Shares will be so voted unless you otherwise indicate.

                                                             For All
1.  Election of Directors.                   For   Withheld  Except
    Nominees: (see reverse)                  / /     / /      / /

For, except vote withheld
from the following nominee(s):

_____________________________



                                            For  Against  Abstain
2. Ratification of selection of             / /    / /      / /
   independent auditor for current
   fiscal year.

3. In their discretion, to transact such other business as may properly come before the meeting or any adjournment thereof.


                            --------------------


Date: _____________________________________

Signature(s): _____________________________

Signature(s): _____________________________

NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. EXECUTOR, ADMINISTRATOR, TRUSTEE, ETC. SHOULD SO INDICATE.)